Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Heritage Distilling Group, Inc. on Form S-4 Amendment No. 1, File No. 333-269754 of our report dated May 1, 2023, which includes an explanatory paragraph as to the Heritage Distilling Holding Company, Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Heritage Distilling Holding Company, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Proxy Statement / Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement / Prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2022.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

May 1, 2023